Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information contact:	O’Reilly Automotive, Inc
Greg Henslee

Tom McFall

(417) 862-3333

Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel/Kelly Sullivan
(212) 355-4449

O’REILLY AUTOMOTIVE, INC., REPORTS SECOND QUARTER 2008 RESULTS

•	Sales increase 9.5% to $704 million
•	10.4% increase in gross profit
•	6.7% increase in earnings per share

Springfield, MO, July 22, 2008 — O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq: ORLY) today announced revenues and earnings for the second quarter ended June 30, 2008.

Net income for the second quarter ended June 30, 2008, totaled $55.8 million, up 7.5% from $51.9 million for the same period in 2007.  Diluted earnings per common share for the second quarter of 2008 increased 6.7% to $0.48 on 116.5 million shares compared to $0.45 for the second quarter of 2007 on 116.1 million shares.  Sales for the three months ended June 30, 2008, totaled $704 million, up 9.5% from $643 million for the same period a year ago.  Gross profit for the second quarter of 2008 increased to $317 million (or 45.0% of sales) from $287 million (or 44.7% of sales) for the second quarter of 2007, representing an increase of 10.4%.  Selling, General and Administrative expenses increased to $229 million (or 32.5% of sales) for the second quarter of 2008 from $206 million (or 32.0% of sales) for the second quarter of 2007, representing an increase of 11.2%.

Net income for the first six months of 2008 totaled $102.1 million, up 1.8% from $100.3 million for the same period a year ago.  Diluted earnings per common share for the first six months of 2008 increased 1.1% to $0.88 on 116.4 million shares compared to $0.87 a year ago on 115.9 million shares.  Sales for the first six months of 2008 totaled $1.35 billion, up 7.5% from $1.26 billion for the same period a year ago.  Gross profit for the first six months of 2008 increased to $606 million (or 44.8% of sales) from $556 million (or 44.3% of sales) for the same period a year ago, representing an increase of 8.8%. Selling, General and Administrative expenses increased to $443 million (or 32.8% of sales) for the first six months of 2008 from $398 million (or 31.7% of sales) for the same period a year ago, representing an increase of 11.4%.

Comparable store sales for stores open at least one year increased 3.4% and 1.5% for the second quarter and first six months of 2008, respectively.  Comparable store sales for the second quarter and first six months of 2007 were 2.0% and 4.3%, respectively.

“We are very proud of the continued high levels of customer service provided by Team O’Reilly that enabled us to achieve solid 3.4% comparable store sales growth this quarter,” Greg Henslee, CEO and Co-President stated.  “We’re also very excited about the potential of our acquisition of CSK Auto Corporation and the opportunity to optimize our very complementary business models including the implementation of our dual-market strategy in CSK’s markets.  On July 11th, O’Reilly and CSK became one team of 40,000 members, operating over 3,200 stores in 38 states and we’re looking very forward to beginning the integration process and working together to become an even more dominant force in the auto parts business in the western half of the U.S.”

“In addition to opening 51 stores during the second quarter, we continued to prepare for the opening of our newest distribution center in Lubbock this fall,” stated Ted Wise, COO and Co-President. “Our team continues to focus on the fundamentals of providing industry leading customer service to our Professional Installer and do-it-yourself customers in all our markets.  We’re very proud of the quality of our sales growth during the quarter, which was highlighted by a 10.4% increase in gross margin.”

The Company estimates diluted earnings per share for the year ending December 31, 2008, to range from $1.50 to $1.54.  Excluding the expected impact of one-time charges relating to the CSK acquisition of $0.07 per diluted share, adjusted earnings per share are expected to range from $1.57 to $1.61.  Anticipated one-time charges relating to the CSK acquisition include a prepayment penalty of $6.4 million associated with repayment of existing O’Reilly debt in conjunction with the acquisition, financing costs of $4.2 million related to an interim financing facility and estimated severance costs of $3 million.  The impact of the acquisition of CSK, excluding the one-time items presented above, is expected to dilute 2008 earnings by approximately $0.15 per diluted share, and this impact is reflected in both the diluted EPS and adjusted diluted EPS ranges provided above.  The Company continues to expect the acquisition to be slightly accretive to earnings per share in 2009 and to realize ongoing synergies of $100 million annually beginning in 2010.

Comparable store sales for the second-half of 2008 are estimated to range from 2% to 4% for existing O’Reilly stores and (3%) to (1%) for CSK stores for a combined Company range of 0% to 2%.  Full year comparable store sales are estimated to range from 2% to 3% for existing O’Reilly stores and (3%) to (1%) for CSK stores for a combined Company full year range of 0% to 2%.  CSK’s historical comparable store sales from May 5, 2008 to July 11, 2008, reflecting the period from the end of CSK’s most recently reported fiscal quarter to the date of acquisition, were (1.6%).

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of estimates excluding the one-time acquisition-related charges provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company excludes these items in judging its performance and believes this non-GAAP information is useful to investors as well.

The Company will host a conference call July 23, 2008, at 10:00 a.m. central time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s web site, www.oreillyauto.com, by clicking on “Investor Relations” then “News Room.”  A replay of the call will also be available on the Company’s website following the conference call.  We invite interested analysts to join our call.  The dial-in number for the call is (706) 643-0114, the conference call ID number is 55451326.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets.  Founded in 1957 by the O’Reilly family, the Company operated 1,918 stores in the states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Minnesota, Mississippi, Missouri, Montana, Nebraska, North Carolina, North Dakota, Ohio, Oklahoma, South Carolina, South Dakota, Tennessee, Texas, Virginia, Wisconsin and Wyoming as of June 30, 2008.

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses, weather, terrorist activities, war and the threat of war.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the Risk Factors sections of the Company’s Form 10-K for the year ended December 31, 2007, for more details.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2008	June 30, 2007	December 31, 2007
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$117,214	$92,484	$47,555
Accounts receivable, net	97,186	92,202	84,242
Amounts receivable from vendors	42,571	48,839	48,263
Inventory	904,152	853,127	881,761
Other current assets	20,182	19,971	40,483
Total current assets	1,181,305	1,106,623	1,102,304

Property and equipment, at cost	1,601,180	1,349,332	1,479,779
Accumulated depreciation and amortization	429,403	361,391	389,619
Net property and equipment	1,171,777	987,941	1,090,160

Notes receivable, less current portion	24,100	28,047	25,437
Goodwill	51,145	49,499	50,447
Other assets	34,440	12,594	11,389
Total assets	$2,462,767	$2,184,704	$2,279,737

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$446,013	$393,916	$380,683
Accrued payroll	25,075	23,060	23,739
Accrued benefits and withholdings	44,837	46,661	43,463
Deferred income taxes	10,765	4,780	6,235
Other current liabilities	55,909	47,475	49,536
Current portion of long-term debt	311	25,315	25,320
Total current liabilities	582,910	541,207	528,976

Long-term debt, less current portion	75,000	75,311	75,149
Deferred income taxes	27,592	25,666	27,241
Other liabilities	60,026	49,957	55,894

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000 Issued and outstanding shares – 115,761,048 as of June 30, 2008, 114,836,096 as of June 30, 2007 and 115,260,564 as of December 31, 2007	1,158	1,148	1,153
Additional paid-in capital	457,041	428,704	441,731
Retained earnings	1,258,512	1,062,711	1,156,393
Accumulated other comprehensive income/(loss)	528	—	(6,800)
Total shareholders’ equity	1,717,239	1,492,563	1,592,477
Total liabilities and shareholders’ equity	$2,462,767	$2,184,704	$2,279,737

Note: The balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Sales	$704,430	$643,108	$1,350,650	$1,256,253
Cost of goods sold, including warehouse and distribution expenses	387,333	355,923	745,059	699,787

Gross profit	317,097	287,185	605,591	556,466
Selling, general and administrative expenses	228,709	205,627	443,047	397,716

Operating income	88,388	81,558	162,544	158,750
Other income, net	675	781	225	771

Income before income taxes	89,063	82,339	162,769	159,521
Provision for income taxes	33,275	30,440	60,650	59,215

Net income	$55,788	$51,899	$102,119	$100,306

Net income per common share	$0.48	$0.45	$0.88	$0.88
Net income per common share - assuming dilution	$0.48	$0.45	$0.88	$0.87

Weighted-average common shares outstanding	115,696	114,533	115,541	114,288
Adjusted weighted-average common shares outstanding – assuming dilution	116,509	116,111	116,400	115,878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2008	2007

Net cash provided by operating activities	$215,468	$191,930

Investing activities:
Purchases of property and equipment	(125,352)	(140,622)
Proceeds from sale of property and equipment	1,565	1,453
Payments received on notes receivable	2,444	2,560
Other	(4,570)	(2,095)

Net cash used in investing activities	(125,913)	(138,704)

Financing activities:
Proceeds from issuance of long-term debt	—	16,450
Tax benefit of stock options exercised	572	5,379
Principal payments of long-term debt	(25,159)	(26,303)
Net proceeds from issuance of common stock	4,691	13,829

Net cash (used in)/provided by financing activities	(19,896)	9,355

Net increase in cash and cash equivalents	69,659	62,581
Cash and cash equivalents at beginning of period	47,555	29,903

Cash and cash equivalents at end of period	$117,214	$92,484

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

	June 30,
	2008	2007

Inventory turnover (1)	1.6	1.6
Inventory turnover, net of payables (2)	3.1	2.9

AP to inventory (3)	49.3%	46.2%
Debt-to-capital (4)	4.2%	6.3%
Return on equity (5)	12.0%	13.5%
Return on assets (6)	8.3%	9.2%

	Three Months Ended June 30,
	2008	2007
Other Information (in thousands):
Capital Expenditures	$66,166	$76,533
Depreciation and Amortization	$22,039	$18,593
Interest Expense	$836	$739
Lease and Rental Expense	$14,545	$13,725

Sales per weighted-average square foot (7)	$53.77	$54.91

Square footage (in thousands)	13,092	11,675

Sales per weighted-average store (in thousands) (8)	$367	$370

Store count:
New stores, net (9)	51	44
Total stores	1,918	1,731

Total employment	25,136	23,910

(1)

Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the numerator.

(2)

Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the numerator.

(3)	Accounts payable divided by inventory.
(4)	The sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders’ equity.
(5)

Last 12 months net income divided by average shareholders’ equity. Average shareholders’ equity is calculated as the average of shareholders’ equity for the trailing four quarters used in determining the numerator.

(6)	Last 12 months net income divided by average total assets. Average total assets is calculated as the average total assets for the trailing four quarters used in determining the numerator.
(7)	Total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot is weighted to consider the approximate dates of store openings or expansions.
(8)	Total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store is weighted to consider the approximate dates of store openings or expansions.
(9)	New stores, net reflects the closing of one store during the second quarter of 2008; two stores were closed in the second quarter of 2007.